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                                                                     EXHIBIT 4.1

                      WELLS-GARDNER ELECTRONICS CORPORATION
                           EXECUTIVE STOCK AWARD PLAN


SECTION 1. PURPOSE AND NUMBER OF SHARES.

     The purpose of the Wells-Gardner Electronics Corporation Executive Stock Award Plan is:

          (a) to increase the proprietary interest in the Company of those Key Employees whose responsibilities and decisions directly affect the performance of the Company;

          (b) to provide rewards for those Key Employees who make contributions to the success of the Company; and

          (c) to attract and retain persons of superior ability as Key Employees of the Company.

          (d) a maximum of 300,000 shares of Wells-Gardner stock will be allocated to the Plan.

SECTION 2. DECISIONS.

     "AWARD" means an award of Restricted Stock granted to any Key Employee in accordance with the provisions of the Plan.

     "BOARD" means the Board of Directors of the Company.

     "COMMITTEE" means the Compensation Committee appointed by the Board to Administer the Plan pursuant to Section 4 hereof.

     "COMPANY" means Wells-Gardner Electronics Corporation and its successors and assigns.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

     "KEY EMPLOYEE" means an officer or other key employee of the Company who, in the judgment of the Committee, is responsible for or contributes to the management growth, technology or profitability of the business.

     "PLAN" means the Wells-Gardner Electronics Corporation Executive Stock Award Plan.

     "RESTRICTED STOCK" means Stock delivered under the Plan subject to the requirements of Section 7 hereof and such other restrictions as the Committee deems appropriate or desirable.

     "STOCK" means the common stock ($1.00 par value) of the Company.

     "TOTAL DISABILITY" means the complete and permanent inability of a Key Employee to perform substantially all of his or her duties under the terms of his or her employment with the Company as determined by the Committee upon the basis of such evidence, including independent medical reports or data, as the Committee deems appropriate or necessary.



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SECTION 3. EFFECTIVE DATE.

     The effective date of the Plan shall be April 25, 2000, subject to approval of the Plan by the Company's stockholders. Notwithstanding anything in the Plan to the contrary, if the Plan shall have been approved by the Board prior to such stockholder approval, Key Employees may be selected and Award criteria may be determined and Awards may be made as provided herein subject to subsequent stockholder approval.

SECTION 4. PLAN ADMINISTRATION.

     (a) COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board.

     (b) POWERS. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each decision made or action taken pursuant to the Plan, including interpretation of the Plan and the Awards granted hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons, including without limitation, the Company, the Committee, the Board, Key Employees and their respective successors in interest.

     (c) INDEMNIFICATION. No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. Each member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against all costs and expenses (including counsel fees) and liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members or former members may have as directors or under the by-laws of the Company.

     (d) INDEPENDENT ADVISORS. The Committee may employ such independent professional advisors, including without limitation independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computations received from any such consultant or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including without limitation meeting fees and expenses and professional fees, shall be paid by the Company.

SECTION 5. PARTICIPATION.

     Participation in the Plan shall be limited to Key Employees who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. No employee shall at any time have any right to be selected to participate in the Plan. No Key Employee having been granted an Award shall have any right to be granted an additional Award in the future. Neither the Plan nor any action taken


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     thereunder shall be construed as giving any Key Employee any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Key Employee, with or without cause, is specifically reserved.

SECTION 6. AWARD GRANTS AND AGREEMENTS.

     (a) AWARDS. The President of the Company may recommend Key Employees to participate in the Plan, and may recommend the timing, amount and restrictions, if any, and other terms and conditions of an Award, subject to the terms of the Plan. The Committee, in its sole discretion, has the authority to grant Awards under the Plan, which may be made in accordance with the recommendations of the President or otherwise.

     (b) AGREEMENTS. Each Award shall be evidenced by a written Award Agreement, in a form adopted by the Committee. Each Award Agreement shall be subject to and incorporate the express terms and conditions, if any, required by the Plan, and contain such restrictions, terms and conditions as the Committee may determine.

SECTION 7. RESTRICTED STOCK.

     (a)  CUSTODY OF SHARES.

          (i) Each certificate representing shares of Restricted Stock issued pursuant to an Award shall be registered in the name of the Key Employee and held, together with a stock power endorsed in blank, by the Company. Unless and until such shares of Restricted Stock fail to vest and are forfeited as provided herein, the Key Employee shall be entitled to vote all such shares of Restricted Stock and receive all cash dividends, if any, with respect thereto. All other distributions with respect to such Restricted Stock, including, but not limited to, Stock received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be retained by the Company in escrow. Each certificate of Restricted Stock issued pursuant to an Award shall bear the following (or similar) legend:

                    "The transferability of this certificate and of the shares of Common Stock represented hereby are subject to the terms and conditions (including vesting) contained in the Wells-Gardner Electronics Corporation Executive Stock Award Plan and an Award Agreement entered into between the registered owner and Wells-Gardner Electronics Corporation. A copy of such Plan and Award Agreement is on file in the office of the Secretary of Wells-Gardner Electronics Corporation."

               In lieu of the foregoing, the Company may issue stop transfer instructions to its transfer agent or take such other steps as are necessary to preclude the transfer of Restricted Stock.

          (ii) Certificates representing shares of Restricted Stock which have become vested pursuant to Section 7 hereof and which have been held by the Company shall be


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               delivered by the Company to the Key Employee (or the Key
               Employee's legal representative) in the form of a freely transferable certificate, without legend (provided that the Key Employee is not an "affiliate" of the Company within the meaning of Rule 405 adopted pursuant to the Securities Act of 1933, as amended) promptly after becoming vested, provided, however, that the Company need not deliver such certificates to a Key Employee until the Key Employee has paid or caused to be paid all taxes required to be withheld pursuant to Section 8 hereof.

          (b)  RESTRICTION PERIOD.

               (i) Vesting Schedule. Except as provided in Section 7(b)(ii) or 7(b)(iii) hereof, to the extent that a Key Employee remains continuously employed by the Company, Restricted Stock received as an award shall become vested and shall not be subject to forfeiture in accordance with the following schedule:

                       PERIOD OF EMPLOYMENT                PORTION OF AWARD
                                                               VESTED
                    ------------------------------     -------------------------

                    On or after the second                       40%
                    anniversary date of the
                    award

                    On or after the fifth                       100%
                    anniversary date of the
                    award



               EXCEPT AS PROVIDED IN SECTION 7(B)(II) OR 7(B)(III) HEREOF, UPON THE TERMINATION OF A KEY EMPLOYEE'S EMPLOYMENT WITH THE COMPANY, FOR ANY REASON WHATSOEVER, ALL REMAINING NONVESTED RESTRICTED STOCK RECEIVED BY SUCH KEY EMPLOYEE AS AN AWARD SHALL BE IMMEDIATELY FORFEITED.

          (ii) Waiver of Vesting Schedule. Notwithstanding the provisions of
               Section 7(b)(i) hereof, with respect to any Key Employee or group of Key Employees, the Committee may elect to waive or accelerate the vesting schedule set forth in Section 7(b)(i) hereof, in whole or in part, at any time at or after the time an Award is granted, based on such corporate, personal or other performance criteria as the Committee may determine and require, in its sole discretion.

          (iii) Death or Disability. Notwithstanding the provisions of Section 7(b)(i) hereof, upon a Key Employee's death or Total Disability, shares of Restricted Stock shall vest on a pro rata basis, comparing the number of years from the date of the Award to the date of death or Total Disability. Shares of Restricted Stock which do not so vest shall be forfeited to the Company.




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          (c)  RESTRICTIONS.

               Until shares of Restricted Stock have vested in accordance with
               Section 7(b) hereof, an Award shall be subject to the following restrictions:

               (i) Nontransferability. Except as otherwise required by law, Restricted Stock which has not vested may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

               (ii) Other Restrictions. The Committee may impose such other restrictions on any Award as it may deem advisable, including without limitation, stop-transfer orders and other restrictions set forth in the terms of the Award Agreement or as the Committee may deem advisable under the rules and regulations, and other requirements of the Securities and Exchange Commission, and any applicable federal or state securities or other laws.

SECTION 8. MISCELLANEOUS.

          (a) AWARDS NOT CONSIDERED COMPENSATION. No Award made under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement for the benefit of its employees unless the Company shall determine otherwise.

          (b) ABSENCES. Absence on leave approved by a duly constituted officer of the Company shall not be considered interruption or termination of employment for purposes of the Plan; provided, however, that no Award may be granted to an employee while he or she is absent on leave.

          (c) DELIVERY TO PERSONS OTHER THAN KEY EMPLOYEE. If the Committee finds that shares of Restricted Stock are to be delivered under the Plan to a Key Employee who is unable to care for his or her affairs then any payment due him or her (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to delivery. Any such delivery shall be a complete discharge of the liability of the Company therefor.


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          (d)  PLAN COPIES. Copies of the Plan and all amendments,
               administrative rules and procedures and interpretations shall be made available to all Key Employees at all reasonable times at the Company's headquarters.

          (e) WITHHOLDING TAXES. The Company may withhold any taxes in connection with the Plan that the Company determines it is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign, including, without limitation, taxes in connection with the delivery of shares of Restricted Stock or the vesting of Restricted Stock. A Key Employee may elect to satisfy such withholding requirements either by (i) delivery to the Company of a certified check prior to the delivery of shares of Restricted Stock which are vested pursuant to Section 7 hereof, (ii) instructing the Company to retain a sufficient number of shares of Stock to cover the withholding requirements, or (iii) instructing the Company to satisfy the withholding requirements from the Key Employee's salary.

          (f) GOVERNING LAW. The Plan and all rights hereunder shall be governed by and constructed in accordance with the law of the State of Illinois, without giving effect to its rules on conflicts of law.

          (g) KEY EMPLOYEE COMMUNICATIONS. All elections, designations, requests, notices, instructions and other communications from a Key Employee or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first class or delivered to such location as shall be specified by the Committee.

          (h) BINDING ON SUCCESSORS. The terms of the Plan shall be binding upon the Company and its successors and assigns.

          (i) CAPTIONS. Captions preceding the sections and clauses hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions hereof.

          (j) SEVERABILITY. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of the Plan or the application thereof to any person or circumstances is prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity without invalidating the reminder of such provision or the remaining provisions of the Plan or the application of such provision to other persons or circumstances.






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          (k)  DURATION, AMENDMENT AND TERMINATION. The Board may at any time amend or terminate this Plan as of any date specified in a resolution adopted by the Board. The Plan may also be amended by the Committee, provided that all such amendments are reported to the Board. Each amendment shall be subject to stockholder approval if required by Rule 16b-3 under the Exchange Act or a successor rule or regulation. No amendment of the Plan may affect an Award theretofore granted under the Plan without the written consent of the Key Employee affected. No Award may be granted after this Plan has terminated. After the Plan has terminated, the functions of the Committee shall be limited to supervising the administration of Awards previously granted. Termination of the Plan shall not affect any Award previously granted.



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